Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Shell Midstream Partners, L.P.’s Registration Statement Nos. 333-207759 and 333-208932 on Form S-3 of our report dated February 17, 2017, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2016 and for the two years then ended, appearing in this Annual Report on Form 10-K of Shell Midstream Partners, L.P., for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas
February 27, 2018